EXHIBIT 10.2

EMPLOYMENT AGREEMENT

WASTE MANAGEMENT, INC. (the “Company”), and Greg A Robertson (the “Employee”) hereby enter into this EMPLOYMENT AGREEMENT (the “Agreement”) dated as of August 1, 2003, as follows:

1.	Employment.

The Company shall employ Employee, and Employee shall be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

2.	Term of Employment.

The period of Employee’s employment under this Agreement shall begin as of August 1, 2003, and shall continue for a period of one (1) year thereafter (the “Employment Term”), unless terminated pursuant to the terms of this Agreement. Employment beyond the Employment Term shall continue thereafter in accordance with the terms hereof, unless terminated pursuant to the terms of Sections 5 and 6 of this Agreement.

3.	Duties and Responsibilities.

(a)	Employee shall serve as Vice President, Assistant Controller, and shall be based at the Company’s corporate offices in Houston, Texas. Employee will report to SVP, Chief Accounting Officer, or as assigned by SVP, Chief Accounting Officer.

(b)	Employee shall faithfully serve the Company, and/or its affiliated corporations, devote Employee’s full working time, attention and energies to the business of the Company, and/or its affiliated corporations, and perform the duties under this Agreement to the best of Employee’s abilities. Employee may make and manage his personal investments, provided such investments in other activities do not violate, in any material respect, the provisions of Section 8 of this Agreement.

(c)	Employee shall (i) comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not engage in any other business or employment without the written consent of the Company, except as otherwise specifically provided herein.

4.	Compensation and Benefits.

(a)	Base Salary. During the Employment Term, the Company shall pay Employee an annual base salary of no less than ONE HUNDRED-NINETY NINE THOUSAND, FIVE HUNDRED DOLLARS ($199,500.00) per year, or such higher rate as may be determined from time to time by the Company (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for Employees.

(b)	Expense Reimbursement. The Company shall promptly reimburse Employee for the ordinary and necessary business expenses incurred by Employee in the performance of the duties hereunder in accordance with the Company’s customary practices applicable to Employees, provided that such expenses are incurred and accounted for in accordance with the Company’s policy.

(c)	Benefit Plans. Employee shall be eligible to participate in or receive benefits under any pension plan, profit sharing plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other fringe benefit plan, generally made available by the Company to Employees working pursuant to this form of Agreement (hereinafter referred to as “Similarly Situated Employees”).

(d)	Incentive/Bonus. Employee shall be eligible for an annual bonus or incentive compensation payment (“Bonus”) with an annual target bonus of fifty percent (50%) of Employee’s Base Salary, a maximum of one hundred percent (100%) of Employee’s Base Salary. Qualification and conditions for earning the Bonus shall be pursuant to the applicable Bonus Plan in effect for the year in which the bonus is earned, as approved by the Compensation Committee of the Board of Directors. The Bonus for the year 2003 will be paid in 2004, if earned, at the same time as Similarly Situated Employees receive or would otherwise receive their bonuses, provided Employee remains employed through the end of the 2003 calendar year.

(e)	Stock Options. Employee shall be eligible to be considered for annual option grants. The award, vesting and exercise of all options shall be subject to the provisions of the applicable Waste Management, Inc. Stock Incentive Plan.

(f)	Vacation. Employee will be entitled to paid vacation in accordance with the Company’s policies but in no event less than three (3) weeks each year.

5.	Termination of Employment.

Employee’s employment hereunder may be terminated under the following circumstances:

(a)	Death. Employee’s employment hereunder shall terminate upon Employee’s death.

(b)	Total Disability. The Company may terminate Employee’s employment hereunder upon Employee becoming “Totally Disabled”. For purposes of this Agreement, Employee shall be “Totally Disabled” if Employee is physically or mentally incapacitated so as to render Employee incapable of performing Employee’s usual and customary duties under this Agreement. Employee’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Employee’s receipt of such long-term disability benefits or Social Security benefits, the Company’s Board of Directors may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Employee is Totally Disabled.

(c)	Termination by the Company for Cause. The Company may terminate Employee’s employment hereunder for “Cause” at any time after providing written notice to Employee.

(i)	For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) conviction of a crime (including conviction on a nolo contendere plea) involving a felony or, in the good faith judgment of the Company’s Board of Directors, fraud, dishonesty, or moral turpitude; (B) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (C) fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures; (D) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has substantial effect on the Company or the affiliate; or (E) breach of any of the covenants set forth in Section 8 hereof.

(ii)	An individual will be considered to have been terminated for Cause if the Company determines that the individual engaged in an act constituting Cause at any time prior to a payment date for any amounts due hereunder, regardless of whether the individual terminates employment voluntarily or is terminated involuntarily, and regardless of whether the individual’s termination initially was considered to have been for Cause.

(iii)	Any determination of Cause under this Agreement shall be made by resolution of the Company’s Board of Directors adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting called and held for that purpose and at which Employee is given an opportunity to be heard.

(d)	Voluntary Termination by Employee. Employee may terminate employment hereunder at any time after providing ninety (90) days’ written notice to the Company, or for good reason as described in Section 7 of this Agreement.

(e)	Termination by the Company without Cause. The Company may terminate Employee’s employment hereunder without Cause at any time after providing written notice to Employee.

6.	Compensation Following Termination of Employment.

In the event that Employee’s employment hereunder is terminated, Employee shall be entitled to the following compensation and benefits upon such termination:

(a)	Termination by Reason of Death. In the event that Employee’s employment is terminated by reason of Employee’s death, the Company shall pay the following amounts to Employee’s beneficiary or estate:

(i)	Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement through the date of termination; a pro-rata “Bonus” or incentive compensation payment to the extent payments are awarded to Similarly Situated Employees and paid at the same time as Similarly Situated Employees are paid; and any vacation accrued to the date of death.

(ii)	Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof as determined and paid in accordance with the terms of such plans, policies and arrangements.

(iii)	An amount equal to the Base Salary (at the rate in effect as of the date of Employee’s death) which would have been payable to Employee if Employee had continued in employment for a period of twelve (12) months. Such amount shall be paid in a single lump sum cash payment within thirty (30) days after Employee’s death.

(iv)	As of the date of termination by reason of Employee’s death, stock options awarded to Employee shall be fully vested and Employee’s estate or beneficiary shall have up to one (1) year from the date of death to exercise all such options, provided that in no event will any option be exercisable beyond its term.

(b)	Termination by Reason of Total Disability. In the event that Employee’s employment is terminated by reason of Employee’s Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Employee:

(i)	Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement through the date of termination, any vacation accrued to the date of termination. Employee shall also be eligible for a Bonus or incentive compensation payment to the extent such awards are made to Similarly Situated Employees, pro-rated for the year in which Employee is terminated and paid at the same time as similarly situated Employees are paid.

(ii)	Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(iii)	The Base Salary (at the rate in effect as of the date of Employee’s Total Disability) which would have been payable to Employee if Employee had continued in active employment for a period of twelve (12) months. Payment shall be made at the same time and in the same manner as such compensation would have been paid if Employee had remained in active employment until the end of such period.

(iv)	As of the date of termination by reason of Employee’s Total Disability, Employee shall be fully vested in all stock option awards and Employee shall have up to one (1) year from the date of termination by reason of Total Disability to exercise all such options; provided that in no event will any option be exercisable beyond its term.

(c)	Termination for Cause. In the event that Employee’s employment is terminated by the Company for Cause pursuant to Section 5(c), the Company shall pay the following amounts to Employee:

(i)	Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement through the date of termination, and any vacation accrued to the date of termination.

(ii)	Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(iii)	Any options, restricted stock or other awards that have not vested prior to the date of such termination of employment shall be cancelled and any options held by Employee shall be cancelled, whether or not then vested.

(d)	Voluntary Termination by Employee. In the event that Employee terminates employment pursuant to Section 5(d), and other than for a resignation tendered pursuant to Section 7 of this Agreement, the Company shall pay the following amounts to Employee:

(i)	Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement through the date of termination, and any vacation accrued to the date of termination.

(ii)	Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(iii)	Any options, restricted stock or other awards that have not vested prior to the date of such termination of employment shall be cancelled and Employee shall have 90 days following termination of employment to exercise any previously vested options; provided that in no event will any option be exercisable beyond its term.

(e)	Termination by the Company Without Cause. In the event that Employee’s employment is terminated by the Company pursuant to Section 5(e) for reasons other than death, Total Disability or Cause, the Company shall pay the following amounts to Employee:

(i)	Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement through the date of termination, and any vacation accrued to the date of termination.

(ii)	Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(iii)	An amount equal to the sum of Employee’s annual Base Salary plus his or her target annual bonus (as then in effect), of which one-half shall be paid in a lump sum within ten (10) days after such termination and one-half shall be paid during the one (1) year period beginning on the date of Employee’s termination and shall be paid at the same time and in the same manner as Base Salary would have been payable to Employee if Employee had continued in active employment until the end of such period.

(iv)	In addition, if you timely elect under COBRA to continue the group health and/or dental insurance coverage you participated as of your employment termination date, the Company will pay the portion of the COBRA premium in excess of your regular employee premium contribution until the earlier of: (A) last day of period during which Employee receives payment in accordance with clause (iii) above; (B) Employee’s death (provided that benefits payable to Employee’s beneficiaries shall not terminate upon Employee’s death); or (C) with respect to any particular plan, program or arrangement, the date Employee becomes entitled to be covered by a comparable benefit provided by a subsequent employer. Thereafter, if you have any remaining COBRA eligibility you will bear the full cost of continued COBRA coverage.

(v)	Employee shall continue to vest in all stock option awards or restricted stock awards over the one (1) year period commencing on the date of such termination. Employee shall have ninety (90) days following the expiration of such one (1) year period to exercise all options to the extent then vested, provided that in no event will any option be exercisable beyond its term.

(f)	No Other Benefits or Compensation. Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Employee at the time of Employee’s termination or resignation of employment, Employee shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation. In no event shall Employee be entitled to receive any compensation or benefits under any such other plan or arrangement that is similar to the benefits provided by this Agreement.

(g)	Suspension or Termination of Benefits and Compensation. In the event that the Company, in its sole discretion determines that, without the Company’s express written consent, Employee has:

(i)	directly or indirectly engaged in, assisted or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor, or any type of principal whatsoever, in any person, firm, or business entity which is directly or indirectly competitive with the Company or any of its affiliates, or

(ii)	directly or indirectly, for or on behalf of any person, firm, or business entity which is directly or indirectly competitive with the Company or any of its affiliates (A) solicited or accepted from any person or entity who is or was a client of the Company during the term of Employee’s employment hereunder or during any of the twelve calendar months preceding or following the termination of Employee’s employment any business for services similar to those rendered by the Company, (B) requested or advised any present or future customer of the Company to withdraw, curtail or cancel its business dealings with the Company, or (C) requested or advised any employee of the Company to terminate his or her employment with the Company;

the Company shall have the right to suspend or terminate any or all remaining benefits payable pursuant to Section 6 of this Agreement. Such suspension or termination of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Employee.

7.	Resignation by Employee for Good Reason and Compensation Payable

(a)	Resignation for Good Reason following Change in Control. In the event a “Change in Control” (as defined in Section 7(c)) occurs, Employee will be paid the compensation described in this Section 7 if Employee resigns or is terminated (both a “resignation” and “termination” being referred to as “termination” for the purposes of this Section 7) from employment with the Company at any time prior to the six (6) month anniversary of the date of the Change in Control following the occurrence of any of the following events:

(i)	without Employee’s express written consent, the assignment to Employee of any duties inconsistent with Employee’s positions, duties, responsibilities and status with the Company immediately before a Change in Control, or a material adverse change in Employee’s reporting (other than a change which results in Employee reporting to a Senior Vice President of the Company or higher), responsibilities, titles or offices as in effect immediately before a Change in Control, or any removal of Employee from any of such positions, except in connection with the termination of Employee’s employment as a result of death, or by the Company for Disability or Cause, or by Employee other than for the reasons described in this Section 7(a);

(ii)	a reduction by the Company in Employee’s Base Salary as in effect immediately before a Change in Control plus all increases therein subsequent thereto;

(iii)	the failure of the Company substantially to maintain and to continue Employee’s participation in the Company’s benefit plans as in effect immediately before a Change in Control and with all improvements therein subsequent thereto (other than those plans or improvements that have expired thereafter in accordance with their original terms or those plans which are replaced with similar plans providing substantially similar benefits), or the taking of any action which would materially reduce Employee’s benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee immediately before a Change in Control, unless such reduction or termination is required by law (and excluding reductions or changes which are replaced by substantially similar benefits under other plans or programs);

(iv)	the failure of the Company to provide Employee with an appropriate adjustment to compensation such as a lump sum relocation bonus, salary adjustment and/or housing allowance so that Employee can purchase comparable primary housing if required to relocate (it being the intention of this Section 7[a][iv] to keep the Employee “whole” if required to relocate). In this regard, comparable housing shall be determined by comparing factors such as location (taking into account, by way of example, items such as the value of the surrounding neighborhood, reputation of the public school district, if applicable, security and proximity to Employee’s place of work), quality of construction, design, age, size of the housing and the ratio of the monthly payments including principle, interest, taxes and insurance to the Employee’s take home pay, to housing most recently owned by Employee prior to, or as of the effective date of the Change in Control;

(v)	the failure by the Company to pay Employee any portion of Employee’s current compensation, or any portion of Employee’s compensation deferred under any plan, agreement or arrangement of or with the Company, within seven (7) days of the date such compensation is due; or

(v)	the failure by the Company to obtain an assumption of, and agreement to perform the obligations of the Company under this Agreement by any successor to the Company.

(b)	Resignation for Good Reason following a forced reassignment. In the event that the employee resigns as a result of, and within the six month anniversary of the date of, a forced relocation that is more than fifty (50) miles from his current business location, Employee will be paid the compensation described in this Section 7.

(c)	Compensation Payable. In the event that Employee terminates employment pursuant to Section 7(a) or (b), the Company shall pay the following amounts to Employee:

(i)	Any accrued but unpaid Base Salary for services rendered to the date of termination; any accrued but unpaid expenses required to be reimbursed under this Agreement through the date of termination; any accrued and unused vacation to the date of termination.

(ii)	Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(d) hereof, shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(iii)	An amount equal to the sum of Employee’s annual Base Salary plus Employee’s target annual bonus (in each case as then in effect). Such amount shall be paid to Employee in a single lump sum cash payment within ten (10) business days after the effective date of Employee’s termination.

(iv)	Employee will be 100% vested in all benefits, awards, and grants (including stock options) accrued but unpaid as of the date of termination under any non-qualified pension plan, supplemental and/or incentive compensation or bonus plans, in which Employee was a participant as of the date of termination. Employee shall have until the first anniversary of Employee’s termination of employment in which to exercise the options which have vested pursuant to this section, but in no event beyond the term of the option.

Except as may be provided under this Section 7 or under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Employee at the time of Employee’s resignation from employment, Employee shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such resignation or termination. IN no event shall Employee be entitled to receive any compensation or benefits under any such other plan or arrangement that is similar to the benefits provided under this Agreement.

(d)	Certain Additional Payments by the Company. In the event that any portion of the benefits payable under this Agreement, and any other payments and benefits under any other agreement with, or plan of the Company to or for the benefit of the Employee (in aggregate, “Total Payments”) constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), then the Company shall pay the Employee as promptly as practicable following such determination an additional amount (the “Gross-up Payment”) calculated as described below to reimburse the Employee on an after-tax basis for any excise tax imposed on such payments under Section 4999 of the Code. The Gross-up Payment shall equal the amount, if any, needed to ensure that the net parachute payments (including the Gross-up Payment) actually received by the Employee after the imposition of federal and state income, employment and excise taxes (including any interest or penalties imposed by the Internal Revenue Service), are equal to the amount that the Employee would have netted after the imposition of federal and state income and employment taxes, had the Total Payments not been subject to the taxes imposed by Section 4999. For purposes of this calculation, it shall be assumed that the Employee’s tax rate will be the maximum federal rate to be computed with regard to Section 1(g) of the Code.

In the event that the Employee and the Company are unable to agree as to the amount of the Gross-up Payment, if any, the Company shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to a Change-in-Control) by the Company regarding federal income tax matters and such law firm or accounting firm shall determine the amount of Gross-up Payment and such determination shall be final and binding upon the Employee and the Company.

(e)	Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)	Any transfer to, assignment to, or any acquisition by any person, corporation or other entity, or group thereof, of the beneficial ownership, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, of any securities of the Company, which transfer, assignment or acquisition results in such person, corporation, entity, or group thereof, becoming the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	As a result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were directors immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

8.	Restrictive Covenants

(a)	Competitive Activity. Employee covenants and agrees that at all times during Employee’s period of employment with the Company, and during the period that payments are made to Employee pursuant to Section 6 of this Agreement, Employee will not engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in the same business as that conducted and carried on by the Company, without the Company’s specific written consent to do so. Employee further agrees that for a period of one (1) year after the date payments made to Employee pursuant to Section 6 of this Agreement cease, or for a period of two (2) years following the date of termination, whichever is later, Employee will not, directly or indirectly, within 75 miles of any operating location of any affiliate of the Company, engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in the same business as that conducted and carried on by the Company or any of its affiliated companies, without the Company’s specific written consent to do so.

(b)	Non-Solicitation. Employee covenants and agrees that at all times during Employee’s period of employment with the Company, and for a period of one (1) year after the date payments made to Employee pursuant to Section 6 of this Agreement cease, or two (2) years after the date of termination of the Employee’s employment, whichever date is later, whether such termination is voluntary or involuntary by wrongful discharge, or otherwise, Employee will not directly or indirectly (i) induce any customers of the Company or corporations affiliated with the Company to patronize any similar business which competes with any material business of the Company; (ii) canvass, solicit or accept any similar business from any customer of the Company or corporations affiliated with the Company; (iii) directly or indirectly request or advise any customers of the Company or corporations affiliated with the Company to withdraw, curtail or cancel such customer’s business with the Company; (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company or corporations affiliated with the Company; or (v) individually of through any person, firm, association or corporation with which Employee is now or may hereafter become associated, cause, solicit, entice, or induce any present or future employee of the Company, or any corporation affiliated with the Company to leave the employ of the Company, or such other corporation to accept employment with, or compensation from, the Employee or any such person, firm, association or corporation without the prior written consent of the Company.

(c)	Non-Disparagement. Employee covenants and agrees that Employee shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of corporations affiliated with the Company.

(d)	Protected Information. Employee recognizes and acknowledges that Employee has had and will continue to have access to various confidential or proprietary information concerning the Company and corporations affiliated with the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies, procedures, and matters relating particularly to the Company or its operations, including customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including customer lists, route sheets, business opportunities, marketing or business diversification plans, business development and bidding techniques, training materials, methods and processes, proprietary information, financial data and the like (collectively, the “Protected Information”). Employee therefore covenants and agrees that Employee will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information.

9.	Enforcement of Covenants.

(a)	Termination of Employment and Forfeiture of Compensation. Employee agrees that any breach by Employee of any of the covenants set forth in Section 8 hereof during Employee’s employment by the Company, shall be grounds for immediate dismissal of Employee and forfeiture of any accrued and unpaid salary, bonus, commissions or other compensation of such Employee as liquidated damages, which shall be in addition to and not exclusive of any and all other rights and remedies the Company may have against Employee.

(b)	Right to Injunction. Employee acknowledges that a breach of the covenants set forth in Section 8 hereof will cause irreparable damage to the Company with respect to which the Company’s remedy at law for damages will be inadequate. Therefore, in the event of breach of anticipatory breach of the covenants set forth in this section by Employee, Employee and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity; (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney’s fees, incurred by the Company to enforce the covenants set forth in this section.

(c)	Separability of Covenants. The covenants contained in Section 8 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 exceed the time, geographic, or occupational limitations permitted by applicable laws, Employee and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Employee and the Company further agree that the covenants in Section 8 shall each be construed as ancillary to this Agreement, and the existence of any claim or cause of action by Employee against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 8.

10.	Withholding of Taxes.

The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

11.	Non-Disclosure of Agreement Terms.

Employee agrees that Employee will not disclose the terms of this Agreement to any third party other than Employee’s immediate family, attorney, accountants, or other consultants or advisors or except as may be required by any governmental authority.

12.	Source of Payments.

All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Employee shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

13.	Assignment.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Employee, and shall be assignable by the Company only to any financially solvent corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company’s business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer (the provisions of this sentence also being applicable to any successive such transaction).

14.	Entire Agreement; Amendment.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Employee and the Company or any of its subsidiaries or affiliated entities relating to the terms of Employee’s employment by the Company. It may not be amended except by a written agreement signed by both parties.

15.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

16.	Notices.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:	Waste Management, Inc. 1001 Fannin, Suite 4000 Houston, Texas 77002 Attention: Corporate Secretary

To Employee:	At the address for Employee set forth below.

17.	Miscellaneous.

(a)	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)	Separability. Subject to Section 9 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d)	Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)	Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

WASTE MANAGEMENT, INC.

By: /s/ Jimmy LaValley

Senior Vice-President

Date: 12/19/03

EMPLOYEE:

/s/ Greg A Robertson

Greg A Robertson

Address:

Date: 12/19/03